Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2004

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM DECLARES

CASH DIVIDEND

TACOMA, Washington— William T. Weyerhaeuser, Chairman of the Board of Columbia Banking System, Inc. (Nasdaq: COLB) announced that a quarterly cash dividend of $0.07 per share will be paid on August 25, 2004 to shareholders of record as of the close of business on August 11, 2004. The approval of this dividend marks the sixth consecutive quarter that a cash dividend has been paid to shareholders, and represents an increase of 40% from the $0.05 per share paid each quarter during 2003.

Melanie Dressel, President and Chief Executive Officer stated, “The approval of this dividend reflects the confidence which the Board and management of the bank continues to feel in the future of Columbia.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia’s stock trades on the Nasdaq Stock MarketSM under the symbol COLB.

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Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2003, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.